EXHIBIT 99.1

AVX Corporation Announces First Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- July 27, 2005 --

AVX Corporation (NYSE: AVX) reported that net sales were $319.8 million in the first quarter ended June 30, 2005. This was an increase of $13.8 million, or 4.5%, from the previous quarter.

Chief Executive Officer and President, John Gilbertson, stated, “The sales increases in the last two quarters indicate that end market growth is continuing, and this is a positive sign for AVX and the industry.”

Net income for the quarter was $10.2 million, or $0.06 per share.

Compared to the previous quarter, profit from operations improved to $10.1 million for the June quarter, reflecting continued efforts to streamline operations, reduce operating costs and enhance production capabilities in low cost regions, as well as a favorable mix of value added component and connector sales.

Cash and short and long-term investments in securities increased $5.4 million during the June quarter and totaled $725.9 million at June 30, 2005. During the quarter, $6.5 million of dividends to stockholders were paid, and $7.2 million was used to purchase AVX shares on the market, now held as treasury stock.

John Gilbertson, went on to state, "The restructuring actions implemented by AVX during the last two years and the growth of innovative advanced products to provide unique solutions for our customers have resulted in sequentially improved operating results. Our financial position remains exceptionally strong and we continue to be optimistic about the future for electronic components."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.
Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)
	Three Months Ended
	June 30
	2004	2005
Net sales	$345,018	$319,814
Cost of sales	288,836	281,961
Gross profit	56,182	37,853
Selling, general & admin. expense	25,461	27,771
Profit (loss) from operations	30,721	10,082
Other income	5,047	6,157
Income (loss) before income taxes	35,768	16,239
Provision (benefit) for taxes	12,876	6,009
Net income (loss)	$22,892	$10,230

Basic income (loss) per share	$0.13	$0.06
Diluted income (loss) per share	$0.13	$0.06

Weighted average common
shares outstanding:
Basic	173,655	172,515
Diluted	174,345	172,835

Net income for the quarter ended June 30, 2004 includes a $2.8 million pre-tax and after-tax gain on the sale of a previously closed facility in Taiwan in connection with the Company's exit from the unprofitable ferrite component business.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)
	March 31,	June 30,
	2005	2005
Assets
Cash and cash equivalents	$490,470	$461,914
Short-term investments in securities	36,000	58,995
Accounts receivable, net	152,011	161,069
Inventories	379,630	345,239
Other current assets	60,025	60,722
Total current assets	1,118,136	1,087,939
Long-term investments in securities	193,997	205,003
Property, plant and equipment, net	265,892	243,299
Other assets	111,724	109,470

TOTAL ASSETS	$1,689,749	$1,645,711

Liabilities and Stockholders' Equity
Accounts payable	$116,452	$107,972
Income taxes payable and accrued expenses	80,120	74,981
Total current liabilities	196,572	182,953
Other liabilities	53,926	52,937

TOTAL LIABILITIES	250,498	235,890

TOTAL STOCKHOLDERS' EQUITY	1,439,251	1,409,821

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,689,749	$1,645,711

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the documents AVX Corporation files with the Securities and Exchange Commission, including, but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com